SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                               IMMUNOMEDICS, INC.
               (Exact name of registrant as specified in charter)

                Delaware                              61-1009366
   (State or other jurisdiction of       (I.R.S. Employer Identification No.)
    incorporation or organization)

                                300 American Road
                         Morris Plains, New Jersey 07950
                     Tel: (973) 605-8200 Fax: (973) 605-8282
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            Cynthia L. Sullivan, President & Chief Executive Officer
                               Immunomedics, Inc.
                                300 American Road
                         Morris Plains, New Jersey 07950
                     Tel: (973) 605-8200 Fax: (973) 605-8282
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                         Joseph E. Mullaney III, Esquire
               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                              One Financial Center
                           Boston, Massachusetts 02111
                                 (617) 542-6000

        Approximate date of commencement of proposed sale to the public:
                                 Not Applicable.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment, check the following box. |_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         DEREGISTRATION OF COMMON STOCK

     The Registrant hereby amends its Registration Statement on Form S-3 (No. 333-94415), initially filed with the Securities and Exchange Commission on January 11, 2000 (the "Form S-3"), by deregistering certain shares of the Registrant's common stock, par value $0.01 per share (the "Shares"). The Shares to be deregistered consist of all of the shares registered on the Form S-3 that have not yet been sold by the selling stockholders and the holders of warrants to sell Shares (collectively, the "Selling Stockholders").

     The Registrant initially filed the Form S-3 to register the following shares issued to the selling stockholders: (a) 2,500,000 shares of common stock offered directly to the selling stockholders pursuant to a Common Stock Purchase Agreement, dated December 14, 1999, by and among the Registrant and such Selling Stockholders (the "Stock Purchase Agreement"); and (b) 75,000 shares of common stock issuable upon the exercise of a warrant granted by the Registrant to a Selling Stockholder pursuant to a Warrant Agreement, dated December 16, 1999. The Registrant has filed prospectus supplements under the Form S-3 from time to time disclosing the identity of any underwriters, dealers, agents or investors who have purchased the Shares, the material terms of the distributions, the amount of any compensation, discounts or commissions received by the underwriters, dealers or agents, and the nature of any market stabilizing transactions by such underwriters, dealers or agents.

     As of the date hereof, the Registrant has issued all of the 2,575,000 shares of common stock registered under the Form S-3. However, 675,687 Shares remain unsold by the Selling Stockholders (the "Remaining Shares"). Pursuant to the terms of the Stock Purchase Agreement, the Registrant's obligation to maintain the effectiveness of the Form S-3 has expired. Accordingly, the Registrant desires to deregister all of the Remaining Shares.

     Pursuant to Rule 478 promulgated under the Securities Act of 1933, as amended (the "Act"), and the undertaking contained in this Form S-3 pursuant to
Item 512(a)(3) of Regulation S-K promulgated under the Act, the Registrant hereby removes from registration the 675,687 Shares that remain unsold by the Selling Stockholders as of the date hereof.




                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morris Plains, State of New Jersey, on April 29, 2002.

                                   IMMUNOMEDICS, INC.

                                   By   /S/ CYNTHIA L. SULLIVAN
                                        -----------------------------------
                                        Cynthia L. Sullivan
                                        President and Chief Executive Officer